As filed with the Securities and Exchange Commission on January 28, 2004
                          Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             U.S. GOLD CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Colorado                                                84-0796160
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
          -------------------------------------------------------------
                  (Address of Principal Executive Offices)   (Zip Code)

                 AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION
                              AND STOCK GRANT PLAN
                 -----------------------------------------------
                            (Full title of the plan)

                         William W. Reid, President and
                       Chairman of the Board of Directors
                              U.S. Gold Corporation
           2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
           -------------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 238-1438
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                               David C. Roos, Esq.
                                 Moye Giles LLP
                       1225 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 292-2900

                         CALCULATION OF REGISTRATION FEE

           Title of                                        Proposed             Proposed
          securities                  Amount               maximum               maximum             Amount of
            to be                      to be            offering price          aggregate          registration
          registered                registered           per share(1)       offering price(1)         fee(1)
------------------------------- -------------------- --------------------- -------------------- --------------------
Common Stock, par value $0.10
per share                         1,000,000 shares          $1.05              $1,050,000              $84.95
------------------------------- -------------------- --------------------- -------------------- --------------------

----------
(1) Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of the Common Stock on the OTC Bulletin Board on January 26, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Item 1 of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by U.S. Gold Corporation (the "Company" or the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the period ended December 31, 2002 (File No. 000-09137)

     (b) The Company's Quarterly Reports on Form 10-QSB, as amended, for the quarters ended March 31, June 30, and September 30, 2003 (File No. 000-09137); and

     (c) The Company's Current Reports on Form 8-K dated January 23, 2003, May 6, 2003, August 6, 2003, September 22, 2003, September 23, 2003, October 1,
2003, October 9, 2003, November 14, 2003, January 9, 2004 and January 27, 2004.

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed July 24, 1981, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     All of the securities being registered are registered under Section 12 of the Exchange Act.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-109-102 of the Colorado Revised Statutes and the Registrant's Articles of Incorporation under certain circumstances provide for the indemnification of the Registrant's officers, directors, controlling persons, agents and employees, against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Registrant's Articles of Incorporation and the relevant Section of the Colorado Revised Statutes.

     In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Registrant's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Registrant's best interest with respect to other actions; and
(iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     The statutory provisions further provide that unless limited by a corporation's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he as a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its restated articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     In addition to the foregoing, unless hereafter limited by the Registrant's articles of incorporation, a court, upon petition by an officer or director, may order the Registrant to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Registrant, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

     Indemnification in connection with a proceeding by or in the right of the Registrant in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Colorado law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Registrant with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Registrant would not preclude indemnification.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant's restated articles of incorporation, bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the restated articles of incorporation.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     The Company's articles of incorporation and bylaws provide for indemnification of directors and officers to the full extent permitted under Colorado law. The Company may also, but is not obligated to, indemnify any person who is or was an officer, agent or employee of the Company to a greater extent than a director.

     The Company's articles of incorporation limit a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Colorado law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     See Exhibit Index and Exhibits at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS.

     1.   The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, County of Jefferson, State of Colorado, on January 27, 2004.

                                      U.S. GOLD CORPORATION


                                      By: /s/ William W. Reid
                                          --------------------------------------
                                          William W. Reid, President, Chief
                                          Executive Officer and Chairman of the
                                          Board


                                      By: /s/ William F. Pass
                                          --------------------------------------
                                          William F. Pass, Vice President, Chief
                                          Financial Officer and Secretary

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Reid and William F. Pass, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                             Date
---------                             -----                             ----

/s/ William W. Reid
-------------------------    President, Chief                   January 27, 2004
William W. Reid              Executive Officer and
                             Chairman of the Board
                             (Chief Executive Officer)

/s/ William F. Pass
--------------------------   Vice President, Chief Financial    January 27, 2004
William F. Pass              Officer and Secretary
                             (Chief Accounting Officer)

/s/ David C. Reid
-------------------------    Vice President and Director        January 27, 2004
David C. Reid


/s/ John W. Goth
-------------------------    Director                           January 27, 2004
John W. Goth


/s/ Richard F. Nanna
-------------------------    Director                           January 27, 2004
Richard F. Nanna


/s/ Peter Bojtos
-------------------------    Director                           January 27, 2004
Peter Bojtos


/s/ Curtis Deane
-------------------------    Director                           January 27, 2004
Curtis Deane


/s/ Richard F. Mauro
-------------------------    Director                           January 27, 2004
Richard F. Mauro

                                    EXHIBITS


Exhibit No.
-----------

5                          Opinion of Moye Giles LLP

23.1                       Consent of Independent Certified Public Accountants

23.2                       Consent of Moye Giles LLP (included in Exhibit 5)

24 Powers of Attorney (included on the signature page to the Registration Statement)